Exhibit 99.1

             Mark Casner Named President of Digirad's DIS Subsidiary


    POWAY, Calif.--(BUSINESS WIRE)--Sept. 15, 2005--Digirad Corporation (NASDAQ:DRAD), a leading provider of solid-state medical imaging products and services to physician offices, hospitals and imaging centers, announced today that Mark L. Casner has been named President of the company's Digirad Imaging Solutions (DIS) leasing services subsidiary.
    "Mark Casner has assembled an impressive record of accomplishment over his 27-year career in the healthcare services industry. Of particular significance, during the past ten years Mark has served with distinction in a progression of senior management positions at companies providing medical imaging services. This directly relevant industry experience makes him particularly well-equipped to assume his new responsibilities as President of Digirad's DIS subsidiary," said Gary Burbach, Chief Executive Officer of Digirad.
    "DIS' strong position in nuclear cardiology imaging gives us a solid base on which to build. Digirad's Board is confident that Mark has the leadership skills, industry knowledge and relationships to successfully execute our plan to continue to expand this business," Burbach said.
    Since 2003, Casner was President and Chief Operating Officer of DMS Imaging, Maple Grove, Minnesota, which offers mobile diagnostic services to more than 450 healthcare facilities nationwide. During his tenure, Casner increased profitability, improved customer service and employee retention, expanded into new geographic regions, and negotiated new agreements with customers and vendors that enhanced opportunities for growth and profitability.
    From 1998 to 2003, Casner served in positions of increasing responsibility with Radiologix, Inc., Dallas, most recently as Senior Vice President, Operations. In this position he oversaw a $185 million imaging business serving 45 outpatient facilities and 11 hospitals with a staff of more than 125 radiologists. Prior to its acquisition by Radiologix, he was Chief Operating Officer of Community Radiology Associates, Rockville, Maryland, and earlier served as President of Anderson Management, Arlington, Virginia, a medical practice management and strategic consulting firm.
    Casner, 49 years old, began his career in the healthcare services industry in 1978. He earned a B.A. in Psychology from Miami University of Ohio in 1977, an M.A. in Human Development from the University of Maryland in 1979, and an M.B.A. from Marymount University in 1983.
    In accordance with NASDAQ Marketplace Rule 4350, Casner was granted an inducement stock option covering 200,000 shares of common stock as a material inducement to his becoming an employee of Digirad. The grant is contingent upon and shall be effective as of the date Casner becomes an employee of Digirad. These options were granted under the Digirad Corporation 2005 Inducement Stock Incentive Plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) with the following terms: each option has been classified as a non-qualified stock option, has an exercise price equal to the fair market value on his start date, has a ten-year term, and vests as to 25% of the award on the anniversary of his start date and as to 1/48th of the award each month thereafter, subject to continued employment through each relevant date.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive and mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R) and Digirad Imaging Solutions(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding Digirad Imaging Solution's position within the mobile nuclear cardiology imaging business and our plans to expand that business and whether Mr. Casner's background and experience will be conducive to achieving such expansion. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the ability of Digirad to effectively market, sell and distribute its imaging systems, and services given its limited capabilities in these areas; Digirad's ability to attract and retain key executives, qualified managers, engineers and imaging technologists; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.



    CONTACT: Digirad Corporation
             Todd Clyde, CFO, 858-726-1600
             ir@digirad.com
              or
             Investor Contact:
             Neil Berkman Associates, 310-277-5162
             info@BerkmanAssociates.com